Exhibit 10.13

2016 AMEREN EXECUTIVE INCENTIVE PLAN FOR OFFICERS

SUMMARY
The Ameren Executive Incentive Plan (“EIP”) is intended to reward eligible Officers for their contributions to Ameren’s success. The EIP rewards Officers for Ameren’s earnings per share (“EPS”) results, operational performance results and individual performance. The EIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the EIP after the current plan year.

EIP ELIGIBILITY
All Officers who are actively employed on the date the award is paid and, if applicable, who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the EIP pursuant to the terms described herein. Additionally, Officers who terminate employment during the plan year (or following the plan year but before the award is paid) because they retire, die, become disabled, or whose employment is involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein. Officers who voluntarily or involuntarily terminate employment for any reason other than those reasons described in the prior sentence during the plan year or following the plan year but before awards are paid, are not eligible to participate in the EIP.

AWARD OPPORTUNITIES
Award opportunity percentages are set by the Human Resources Committee of the Board of Directors. Officers will receive individual communication regarding their short-term incentive target opportunity expressed as a percentage of their 2016 base salary. 2016 base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if salary changes during the plan year, proration will apply as specified in “Job changes during plan year (e.g. salary increase, new role, etc.)” under “Impact of Employment Events” (below).

In addition, if Officer violates the Confidentiality and Non-Solicitation obligations described below, or engages in conduct or activity that is detrimental to Ameren in the one year after Officer’s employment with Ameren ends, then the Officer will not be eligible for the award and the award will be rescinded. If Officer violates the Confidentiality and Non-Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award. Similarly, if Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer’s employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing such repayment.
PLAN STRUCTURE
The EIP is designed to reward Officers for their contributions to Ameren’s success. This is accomplished by rewarding Officers for the achievement of EPS goals, operational performance and their own personal contributions to Ameren’s performance. The EIP has four primary components: (1) annual performance metrics; (2) a base award; (3) an individual performance modifier; and (4) an individual short-term incentive payout. These components are described in more detail below.

Annual Performance Metrics (EPS & Operations)
All Officers should be focused on both the financial and operational success of our organization. Thus, Officers will be rewarded for financial (EPS) and operational (safety and customer) performance. These metrics are weighted as follows: 80% based on EPS, 10% based on safety performance and 10% based on customer performance.

Three levels of performance achievement will be established to reward eligible Officers for results achieved in EPS & operational performance. Achievement between the established levels will be interpolated. The three levels are defined as follows:

1.
Threshold: Threshold is the minimum level of Ameren performance achievement necessary for short-term incentive funds to be available. This level must be achieved to justify the payment based on our fiduciary responsibility to our shareholders.

2.	Target: This is the targeted level of Ameren EPS & operational achievement.

3.
Maximum: This level shares higher rewards in years of outstanding performance. This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Base Award
Following the conclusion of the plan year, Ameren’s actual EPS & operational performance will be measured. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-operating or significant events not anticipated in the business plan when EPS achievement levels were established as determined by the Committee at its sole discretion and as permitted by the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”). Using these performance results, a formulaic base award will be determined for each Officer. As described below, this formulaic base award will then be subject to modification based on the Officer’s individual performance.

Individual Performance Modifier
The base award for each Officer may be adjusted up by as much as 50% or down by as much as 50% with the ability to pay zero for poor or non-performance, based on the Officer's individual contributions and performance during the plan year, as determined by the Committee at its sole discretion and as permitted by the Plan. Demonstrated leadership and the achievement of key operational goals (besides those specifically measured under the Plan) will also be considered when further modifying the base award for each Officer.

Individual Short-Term Incentive Payout
The individual short-term incentive payout represents the actual short-term incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance. Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer's short-term incentive target opportunity. Notwithstanding anything herein to the contrary, and in accordance with Section 12.06 of the Plan, the amount of the payout, if any, paid to each Officer under the EIP shall in no event exceed 0.5% of Ameren’s reported net income, as determined by the Committee in its sole discretion, subject to the maximum payout amount set forth in Section 4.03(e) of the Plan.

CONFIDENTIALITY AND NON-SOLICITATION OBLIGATIONS

All Officers
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. Officer agrees that, both during and after Officer’s employment with Ameren, Officer:

a) will only use Confidential Information in connection with Officer’s duties and activities on behalf of or for the benefit of Ameren;
b) will not use Confidential Information in any way that is detrimental to Ameren;
c) will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;
d) will not use Confidential Information for Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and
e) will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.

Officer agrees that, for one year from the end of Officer’s employment, Officer will not, directly or indirectly, on behalf of Officer or any other person, company or entity:
a) market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that: i) is a customer or potential customer of Ameren during the twelve (12) months prior to Officer’s termination of employment and ii) with which Officer 1) had direct contact with during the twelve (12) months prior to Officer’s termination of employment or 2) possessed, utilized or developed Confidential Information about during the twelve (12) months prior to Officer’s termination of employment;
b) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding Officer’s termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;
c) interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.
AMEREN RELIEF

Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Officer acknowledges and agrees that a breach by Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions. Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

EIP PAYOUT

2016 EIP awards will be paid no later than March 15, 2017. In no event will an Officer be eligible for, or entitled to, a payment of an award if he is not actively employed with Ameren on the date the award is paid.
Impact of Events
The following table shows the impact of various events.

Event	Payout
Hire during plan year
The award pays out by March 15, 2017 based on 2016 base salary and EPS & operational performance, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.

Job changes during plan year (e.g. salary increase, new role, etc.)
The award pays out by March 15, 2017, pro rata based on any changes in short-term incentive target opportunity, salary, performance metric and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death, disability or retirement during plan year or following plan year but before award is paid
The award pays out by March 15, 2017 based on 2016 base salary and EPS & operational performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier.

Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.
Involuntary termination as a result of a reduction in force, elimination of position, or change in strategic demand
The award pays out by March 15, 2017 based on 2016 base salary and EPS & operational performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within 45 days of termination and the seven day revocation period (from the date of signed release) has expired.

Other involuntary or voluntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid.
Change of control	The impact of Change of Control is described in the Second Amended and Restated Ameren Corporation Change Of Control Severance Plan, as amended. Please refer to this document for further information.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, Officer will repay the award upon demand from Ameren.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment granted is final and conclusive and not subject to review.

CONTACT
Questions regarding this plan may be directed to the Assistant Vice President, Corporate Human Resources at 314.554.2049, or the Executive Compensation Manager at 314.206.0642.

ADMINISTRATION
This EIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP, all of which will be binding upon participants. If any provision of this EIP conflicts in any manner with the Plan, the terms of the Plan shall control.

GOVERNING LAW AND JURISDICTION
The EIP shall be interpreted and governed in accordance with the laws of the State of Missouri. Any action regarding the EIP shall be brought in either the state or Federal court located in St. Louis, Missouri, and Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes any provision, or any part of any provision, found in either the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision to the maximum extent permitted by Missouri law and then enforce such provision as so revised.

MISCELLANEOUS
No employee shall have any claim or right to receive an award under this EIP. Neither this EIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this EIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.